EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


NORTH AMERICAN SUBSIDIARIES
AeroMet Corporation

INTERNATIONAL SUBSIDIARIES MTS Automation Verwaltungs GmbH
MTS Automation GmbH & Co. KG
MTS Automotive Sensors GmbH
MTS Holdings France, SARL
MTS International Ltd.
MTS (Japan) Ltd.
MTS Korea, Inc.
MTS Powertrain Technology Ltd
MTS Sensor Technologie undVerwaltungs-GmbH
MTS Sensor Technologie GmbH and Co. KG
MTS Sensors Technology K.K.
MTS Systems (China) Inc.
MTS Systems SA
MTS Systems GmbH
MTS Systems Holdings for Europe GmbH
MTS Systems (Hong Kong) Inc.
MTS Systems Ltd.
MTS Systems Norden AB
MTS Systems SRL
MTS Testing Systems (Canada) Ltd.